Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (312) 781-2979

TARGET CORPORATION THIRD QUARTER

EARNINGS PER SHARE $0.33

MINNEAPOLIS, November 13, 2003 — Target Corporation today reported earnings per share for the third quarter ended November 1, 2003 of 33 cents, compared with 30 cents in the third quarter ended November 2, 2002. All earnings per share figures refer to diluted earnings per share. Third quarter net earnings increased 8.7 percent to $302 million, compared with $277 million in 2002.

“We are pleased with our overall third quarter results, which reflect strong performance at Target Stores, partially offset by weak performance at both Mervyn’s and Marshall Field’s,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “For the fourth quarter, we remain optimistic about our potential for strong sales and earnings growth at Target Stores, while our outlook for the corporation is tempered by the near-term sales and business trends at Mervyn’s and Marshall Field’s. Long-term, we remain confident in our ability to generate average annual earnings per share growth of 15 percent or more over time.”

In the first quarter of 2003, as required, the company adopted EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. In the third quarter, the company refined its implementation of this accounting standard, resulting in a financial statement reclassification of certain consideration received from vendors. The effect of this reclassification was to reduce third quarter and year-to-date cost of goods sold by $36 and $98 million, respectively, and to increase third quarter and year-to-date selling, general, and administrative expenses by like amounts. These reclassifications had no impact on our sales, net earnings, cash flows or financial position for any period. The discussion of changes in gross margin rate and expense rate in this release are net of the impact of these reclassifications.

Total revenues in the third quarter increased 10.7 percent to $11.286 billion from $10.194 billion in 2002, driven by a 13.9 percent revenue increase at Target Stores, principally resulting from new store expansion and the growth in our credit card operations. Comparable-store sales for the corporation in the third quarter 2003 rose 4.3 percent. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, pre-tax segment profit increased 4.3 percent to $650 million, compared with $623 million in the third quarter 2002. Pre-tax profit at Target Stores increased $67 million, or 12.5 percent. Pre-tax profit declined at both Mervyn’s and Marshall Field’s by $21 million and $19 million, respectively. (Pre-tax segment profit is earnings before LIFO, interest, other expense and unusual items.)

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In the third quarter, the company’s gross margin rate was unfavorable to the prior year, due to a modest rate decline at Target Stores as well as the mix impact of more rapid growth at Target, our lowest gross margin rate division. (Gross margin rate represents gross margin as a percentage of sales.) Expense rate, excluding credit card operations, was also unfavorable to prior year due to a lack of sales leverage at Mervyn’s and Marshall Field’s, partially offset by the benefit of overall growth at Target, our lowest expense rate division. (Expense rate represents selling, general and administrative expenses as a percentage of sales. It includes buying and occupancy, advertising, start-up and other expense, and excludes depreciation and expenses associated with credit card operations.)

Contribution to pre-tax segment profit from the company’s credit card operations increased to $162 million in the third quarter from $138 million a year ago. At quarter-end, gross receivables were $5.778 billion, a slight increase from $5.754 billion in balances at the end of second quarter 2003, and a significant increase from the $5.242 billion in receivables at the end of third quarter a year ago, due to the continued growth in issuance and usage of the Target Visa card. The provision for bad debt expense was equal to the company’s net write-offs in the quarter at $132 million, reflecting development in line with previous expectations.  Results of credit card operations are included in the pre-tax segment profit for each of the company’s three business segments.

Other Factors

Net interest expense for the quarter declined $14 million compared with third quarter 2002 reflecting the benefit of a lower average portfolio interest rate, partially offset by higher average funded balances.

The company’s annual effective income tax rate was adjusted in the quarter to a new rate of 37.8 percent from the 38.0 percent rate reflected in the first and second quarters of this year. The adjustment added approximately $3 million to net income in the quarter (less than $0.01 per share). In 2002, the annual effective tax rate in the third quarter was 38.2 percent.

Miscellaneous

Target Corporation will webcast its third quarter earnings conference call at 9:30am CT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “company/Target Corporation/investor information/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CT today through the end of business on November 14, 2003. The replay number is (402) 280-9973.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2002 Form 10-K.

Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,556 stores in 47 states.  This included 1,227 Target stores, 267 Mervyn’s stores and 62 Marshall Field’s stores.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

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TARGET CORPORATION

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
(Millions, except per share data) (Unaudited)	November 1, 2003	November 2, 2002	% Change	November 1, 2003	November 2, 2002	% Change

Sales	$10,942	$9,884	10.7%	$31,567	$29,011	8.8%
Net credit revenues	344	310	11.0	1,025	845	21.3

Total revenues	11,286	10,194	10.7	32,592	29,856	9.2

Cost of sales	7,444	6,736	10.5	21,386	19,698	8.6
Selling, general and administrative expense	2,695	2,364	14.0	7,561	6,740	12.2
Credit expense	205	196	4.3	618	532	16.1
Depreciation and amortization	330	305	8.2	976	889	9.7
Interest expense	131	145	(8.8)	429	434	(1.0)

Earnings before income taxes	481	448	7.2	1,622	1,563	3.8

Provision for income taxes	179	171	4.7	613	597	2.7

Net earnings	$302	$277	8.7%	$1,009	$966	4.4%

Basic earnings per share	$0.33	$0.31	8.4%	$1.11	$1.06	4.1%

Diluted earnings per share	$0.33	$0.30	8.3%	$1.10	$1.06	4.1%

Weighted average common shares outstanding:
Basic	911.3	908.5		910.8	907.6
Diluted	918.0	914.0		917.1	913.9

TARGET CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	November 1, 2003	November 2, 2002

ASSETS
Cash and cash equivalents	$495	$834
Accounts receivable, net	5,367	4,882
Inventory	6,269	5,612
Other	1,153	1,005
Total current assets	13,284	12,333

Property and equipment, net	16,628	14,878
Other	1,512	1,322
Total assets	$31,424	$28,533

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$5,327	$4,785
Current portion of long-term debt and notes payable	1,475	1,374
Other	1,794	1,836
Total current liabilities	8,596	7,995

Long-term debt	11,003	10,559
Other	1,560	1,223
Shareholders’ investment	10,265	8,756
Total liabilities and shareholders’ investment	$31,424	$28,533

Common shares outstanding	911.5	908.8

TARGET CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	Nine Months Ended
	November 1, 2003	November 2, 2002

OPERATING ACTIVITIES
Net earnings	$1,009	$966
Reconciliation to cash flow:
Depreciation and amortization	976	889
Bad debt provision	393	310
Loss on disposal of fixed assets, net	36	45
Other non-cash items affecting earnings	19	125
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	(195)	(1,362)
Inventory	(1,508)	(1,163)
Other current assets	(302)	(244)
Other assets	(166)	(169)
Accounts payable	644	767
Accrued liabilities	(42)	(45)
Income taxes payable	(37)	(113)
Other	19	30
Cash Flow Provided by Operations	846	36

INVESTING ACTIVITIES
Expenditures for property and equipment	(2,330)	(2,393)
Proceeds from disposals of property and equipment	35	15
Cash Flow Required by Investing Activities	(2,295)	(2,378)

FINANCING ACTIVITIES
Increase in notes payable, net	1,308	416
Additions to long-term debt	1,200	3,100
Reductions of long-term debt	(1,170)	(667)
Dividends paid	(173)	(163)
Repurchase of stock	—	(14)
Other	21	5
Cash Flow Provided by Financing Activities	1,186	2,677

Net (Decrease) / Increase in Cash and Cash Equivalents	(263)	335

Cash and Cash Equivalents at Beginning of Period	758	499
Cash and Cash Equivalents at End of Period	$495	$834

Target Corporation

(Millions, excepted as indicated)

(Unaudited)

REVENUES and COMPARABLE-STORE SALES

Comparable-store sales are sales from stores open longer than one year.

	Three Months Ended					Nine Months Ended
	November 1, 2003		November 2, 2002	% Change		November 1, 2003	November 2, 2002	% Change
				Revenues	Comp. Sales			Revenues	Comp. Sales
Target	$9,638		$8,459	13.9%	6.7%	$27,915	$24,987	11.7%	3.5%
Mervyn’s	825		917	(10.1)	(11.1)	2,450	2,666	(8.1)	(8.8)
Marshall Field’s	634		677	(6.3)	(4.9)	1,793	1,891	(5.2)	(4.1)
Other	189		141	33.8	n/a	434	312	39.0	n/a
TOTAL	$11,286		$10,194	10.7%	4.3%	$32,592	$29,856	9.2%	1.9%

NUMBER OF STORES, RETAIL SQUARE FEET and INVENTORY
Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores			Retail Square Feet			Inventory
	November 1, 2003		November 2, 2002	November 1, 2003	November 2, 2002	% Change	November 1, 2003	November 2, 2002	% Change
Target	1,227	*	1,148 *	152,757	140,331	8.9%	$5,004	$4,329	15.6%
Mervyn’s	267		264	21,679	21,425	1.2	631	615	2.7
Marshall Field’s	62		64	14,458	14,845	(2.6)	424	441	(3.9)
Other	—		—	—	—	—	210	227	(7.6)
TOTAL	1,556		1,476	188,894	176,601	7.0%	$6,269	$5,612	11.7%

*Includes 118 SuperTargets in 2003 and 94 SuperTargets in 2002

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION
Pre-tax segment profit is earnings before LIFO, interest, other expense and unusual items.

			Three Months Ended				Nine Months Ended
			November 1, 2003	November 2, 2002	% Change		November 1, 2003	November 2, 2002	% Change
Target			$604	$537	12.5%		$2,087	$1,923	8.5%
Mervyn’s			31	52	(41.8)		86	163	(47.4)
Marshall Field’s			15	34	(54.7)		47	84	(43.4)
Total pre-tax segment profit			650	623	4.3		2,220	2,170	2.3
Interest expense			(131)	(145)			(429)	(434)
Other			(38)	(30)			(169)	(173)
Earnings before income taxes			$481	$448	7.2%		$1,622	$1,563	3.8%

EBITDA
EBITDA is pre-tax segment profit before depreciation and amortization, and is not intended to be a substitute for GAAP reported measures of profitability and cash flow.

			Three Months Ended				Nine Months Ended
			November 1, 2003	November 2, 2002	% Change		November 1, 2003	November 2, 2002	% Change
Target			$871	$774	12.4%		$2,868	$2,604	10.1%
Mervyn’s			56	80	(30.1)		164	247	(33.7)
Marshall Field’s			43	65	(33.2)		133	178	(25.1)
Total segment EBITDA			$970	$919	5.5%		$3,165	$3,029	4.5%
Segment depreciation and amortization			(320)	(296)			(945)	(859)
Pre-tax segment profit			$650	$623	4.3%		$2,220	$2,170	2.3%

			Three Months Ended		Nine Months Ended		Twelve Months Ended
			November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Pre-tax Segment Profit as a % of Revenues:
Target			6.3%	6.4%	7.5%	7.7%	8.2%	8.4%
Mervyn’s			3.7%	5.7%	3.5%	6.1%	4.5%	7.5%
Marshall Field’s			2.5%	5.1%	2.7%	4.4%	3.8%	5.4%

EBITDA as a % of Revenues:
Target			9.0%	9.2%	10.3%	10.4%	10.7%	10.8%
Mervyn’s			6.7%	8.7%	6.7%	9.3%	7.7%	10.4%
Marshall Field’s			6.8%	9.5%	7.4%	9.4%	8.3%	10.0%

Target Corporation

(Millions)

(Unaudited)

CREDIT CARD CONTRIBUTION

	Three Months Ended		Nine Months Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Revenues
Finance charges, late fees and other revenues	$324	$291	$966	$797
Merchant fees
Intracompany	23	24	66	69
Third-party	20	19	59	48
Total revenues	367	334	1,091	914
Expenses
Bad debt	132	118	393	310
Operations and marketing	73	78	225	222
Total expenses	205	196	618	532

Pre-tax credit card contribution	$162	$138	$473	$382

As a percent of total average receivables (annualized)	11.2%	11.2%	10.9%	11.2%

QUARTER-END RECEIVABLES
	November 1, 2003	November 2, 2002
Target
Guest Card	$721	$779
Target Visa	3,913	3,171
Mervyn’s	503	584
Marshall Field’s	641	708
Quarter-end receivables	$5,778	$5,242

Past due:
Accounts with three or more payments past due as a percent of total outstanding receivables.
Target Visa	3.8%	3.0%
Proprietary cards	5.2%	5.6%
Total past due	4.2%	4.0%

ALLOWANCE FOR DOUBTFUL ACCOUNTS
	Three Months Ended		Nine Months Ended
	November 1, 2003 `	November 2, 2002	November 1, 2003	November 2, 2002
Allowance at beginning of period	$411	$332	$399	$261
Bad debt provision	132	118	393	310
Net write-offs	(132)	(90)	(381)	(211)
Allowance at end of period	$411	$360	$411	$360

As a percent of period-end receivables	7.1%	6.9%	7.1%	6.9%

SUPPLEMENTAL DATA
	Three Months Ended		Nine Months Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Total revenues
Target Visa	$216	$171	$628	$414
Proprietary cards	$151	$163	$463	$500

Total revenues as a percent of average receivables (annualized):
Target Visa	22.1%	24.0%	21.9%	23.7%
Proprietary cards	32.4%	31.2%	31.9%	30.3%

Net write-offs
Target Visa	$95	$49	$264	$87
Proprietary cards	$37	$41	$117	$124

Net write-offs as a percent of average receivables (annualized):
Target Visa	9.7%	6.9%	9.2%	5.0%
Proprietary cards	8.0%	7.9%	8.0%	7.5%

Average Receivables
Target Visa	$3,912	$2,856	$3,826	$2,325
Proprietary cards	1,863	2,088	1,938	2,200
Total average receivables	$5,775	$4,944	$5,764	$4,525